Exhibit 99.1

Genzyme Sets June 16 Date for Annual Meeting of Shareholders

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 8, 2010--Genzyme Corporation (NASDAQ: GENZ) announced today that it is moving the company’s annual meeting of shareholders to June 16 from May 20, 2010.

Genzyme will be reporting its first-quarter earnings results on April 21 and will hold its Analyst Day meeting on May 6.

Important Information

Genzyme, its directors, and the other individuals identified in its preliminary proxy statement filed with the SEC on March 31, 2010, may be deemed to be participants in the solicitation of proxies from Genzyme's shareholders in connection with the company's 2010 annual meeting of shareholders. Information about the directors and other individuals and their interests can be found in the preliminary proxy statement, a copy of which is available at the SEC's web site at www.sec.gov.

Genzyme shareholders are advised to read carefully the company's definitive proxy statement relating to the company's 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC, when they become available, before making any voting or investment decision, because they will contain important information. The definitive proxy statement and other reports, when available, can be obtained free of charge at the SEC's web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company's definitive proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833.

About Genzyme

One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme® is a registered trademark of Genzyme Corporation. All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

CONTACT:
Genzyme Corporation
Media Contact:
John Lacey, 617-768-6690
john.lacey@genzyme.com
or
Investor Contact:
Patrick Flanigan, 617-768-6563
patrick.flanigan@genzyme.com